UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 1, 2018

Hickok Incorporated

(Exact Name of Registrant as Specified in Charter)

Ohio	0-147	34-0288470
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10514 Dupont Avenue Cleveland, Ohio	44108
(Address of Principal Executive Offices)	(Zip Code)

(216) 541-8060

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry Into Material Definitive Agreement.

Effective June 1, 2018, Hickok Incorporated, an Ohio corporation (the “Company”), completed the sale (the “Transaction”) of certain assets comprising its Test and Measurement business segment (the “Test and Measurement Segment”) to Hickok Waekon, LLC, an Ohio limited liability company (“Buyer”), pursuant to an Asset Purchase Agreement (the “Purchase Agreement”) by and among Buyer, the Company, Supreme Electronics Corp., a Mississippi corporation and wholly-owned subsidiary of the Company (“Supreme”), Waekon Corporation, an Ohio corporation and wholly-owned subsidiary of the Company (“Waekon Corporation”), and Robert L. Bauman, a director of the Company. Prior to the effectiveness of the Transaction, Supreme and Waekon Corporation owned certain of the assets used in the operation of the Test and Measurement Segment and were primarily responsible for the operation thereof.

Upon the closing of the Transaction, all of the issued and outstanding shares of capital stock of the Company then-owned, directly or indirectly, by Mr. Bauman or his affiliate, equaling approximately 21,413 shares of Class A Common Stock of the Company and 176,768 shares of Class B Common Stock of the Company, were transferred and assigned to the Company. The shares constitute the consideration received by the Company in the Transaction.

The Purchase Agreement contains customary indemnification obligations of each party with respect to breaches of their respective representations, warranties and covenants, and certain other specified matters, which are subject to certain exceptions, terms and limitations described further in the Purchase Agreement.

The Purchase Agreement contains customary post-closing covenants pertaining to the transition of the Test and Measurement Segment from the Company to Buyer and establishes certain rights and obligations of the parties relating to intellectual property rights in certain technology developed by the Company, Supreme and Waekon Corporation. Specifically, Buyer has an option under the Purchase Agreement to further develop such technology, which option is exercisable in accordance with the terms and conditions set forth therein.

The parties to the Transaction have made customary representations, warranties and covenants. The representations, warranties and covenants set forth in the Purchase Agreement have been made only for the purposes of such agreement and were solely for the benefit of the parties to the Purchase Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures, may have been made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, the Purchase Agreement is included with this filing only to provide investors with information regarding the terms of the Transaction, and not to provide investors with any other factual information regarding the parties or their respective businesses, and should be read in conjunction with the disclosures in the Company's periodic reports and other filings with the Securities and Exchange Commission.

Prior to the Transaction, Mr. Bauman served on the board of directors of the Company and is the sole member of Buyer, and as such, will benefit directly or indirectly from the Transaction. The Transaction was reviewed and approved by the board of directors of the Company in accordance with the Company’s policies and procedures governing the disclosure of potential conflicts of interest and the approval of interested transactions.

A copy of the Purchase Agreement is attached as Exhibit 1.01 to this Current Report on Form 8-K and is incorporated in this Item 1.01 by reference. The foregoing description of the Purchase Agreement is a summary, does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with the completion of the Transaction, Robert L. Bauman resigned as a director of the Company, effective as of June 5, 2018.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

1.01	Asset Purchase Agreement, effective as of June 1, 2018, by and among Buyer, the Company, Supreme, Waekon Corporation and Robert L. Bauman.

99.1	Press Release, dated June 5, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HICKOK INCORPORATED

Date: June 6, 2018	/s/ Brian E. Powers
Name: Brian E. Powers
Its: Chairman, President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description of Exhibit

1.01	Asset Purchase Agreement, effective as of June 1 2018, by and among Buyer, the Company, Supreme, Waekon Corporation and Robert L. Bauman.

99.1	Press Release, dated June 5, 2018